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                                                                   EXHIBIT 3.02

                            CERTIFICATE OF CORRECTION
                                       OF
                         EROOM SYSTEM TECHNOLOGIES, INC.



     eRoom System Technologies, Inc., a Nevada corporation (the "Company"), desires to file this Certificate of Correction pursuant to NRS Section 78.0295, with regard to the following:

         1. A Certificate of Amendment and Restatement of Articles of Incorporation of the Company was filed in the Office of the Nevada Secretary of State on March 29, 2000 (the "Certificate").

         2. Article One as set forth in the Certificate provided for the name of the corporation to be changed to eRoom System Technologies, Inc.

         3. The name of the corporation in the Certificate was incorrect due to the extra space between the words "eRoom" and "System."

         4. The Certificate should have provided for the name of the corporation to be eRoomSystem Technologies, Inc.

         5. Article One of the Company's articles of incorporation should correctly read as follows:

                                   ARTICLE ONE

              SECTION 1.1. NAME OF CORPORATION. The name of the corporation (the "Corporation") is eRoomSystem Technologies, Inc.


                                      EROOM SYSTEM TECHNOLOGIES, INC., a Nevada corporation


Date:      May 30, 2000               By:    /s/ GREGORY L. HRNCIR
                                         ---------------------------------------
                                                 Gregory L. Hrncir, Secretary